EXHIBIT 23.3









               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 1, 2001 (which expresses and unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), which appears on page F-1 of the financial statements of Wireless Web Data, Inc. for the year ended December 31, 2000, included in a Information Statement filed on May 10, 2001, by Gallagher Research Corporation pursuant to Section 14(F) of the Securities Exchange Act of 1934 and Rule 13F-1.



/s/ Gelfond Hochstadt Pangburn, P.C.
GELFOND HOCHSTADT PANGBURN, P.C.

Denver, Colorado
December 12, 2001